Exhibit 21

Subsidiaries of Registrant

The following subsidiaries are direct or indirect subsidiaries of the Company:

VBI Inc., a Delaware corporation

Golf Card International Corp., a Delaware corporation

Camp Coast to Coast, Inc., a Delaware corporation

Coast Marketing Group, Inc., a Delaware corporation

Golf Card Resort Services, Inc., a Delaware corporation

TL Enterprises, Inc., a Delaware corporation

Golf Card Holding Corporation, a Delaware corporation

GSS Enterprises, Inc., a Delaware corporation

Woodall Publications Corporation, a Delaware corporation

AGI Properties of Colorado, Inc., a Delaware corporation

Affinity Group Thrift Holding Corporation, a Delaware corporation

Affinity Road and Travel Club, Inc., a Texas corporation

Affinity Brokerage, Inc., a Delaware corporation

Camping Realty, Inc., a Kentucky corporation

Camping World, Inc., a Kentucky corporation

Camping World Insurance Services of Nevada, Inc., a Nevada corporation

CWI, Inc., a Kentucky corporation

CW Michigan, Inc., a Delaware corporation

CW Texas, LP, a Minnesota limited partnership

Ehlert Publishing Group, Inc., a Minnesota corporation

Exposition Group, Inc., a Minnesota corporation

AGI Real Estate Holding, Inc., a Delaware corporation

Thunder Press, a California corporation

Camping World RV Sales, Inc., a Delaware corporation

Adventure Mall, Inc., a Delaware corporation

Power Sports Media, Inc., a Delaware corporation

Affinity Advertising, LP, a Minnesota limited partnership